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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                            (Amendment No. ________)*


                                 ENDOCARE, INC.
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                                (Name of Issuer)


                                  COMMON STOCK
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                         (Title of Class of Securities)


                                    29264P104
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                                 (CUSIP Number)


                                 March 25, 2002
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             (Date of Event which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                                [ ] Rule 13d-1(b)

                                [X] RULE 13D-1(C)

                                [ ] Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.



                                   Page 1 of 8




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CUSIP No. 29264P104                SCHEDULE 13G                     Page 2 of 8
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1     Name of Reporting Person

      FFC Partners I, L.P.
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      I.R.S. Identification Nos. of above persons (entities only)

      06-1458417
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2     Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)  [ ]
      (b)  [ ]
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3     SEC Use Only


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4     Citizenship or Place of Organization:

      Delaware
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                  5    Sole Voting Power

                       1,386,186(1)
  NUMBER OF       --------------------------------------------------------------
   SHARES         6    Shared Voting Power
BENEFICIALLY
  OWNED BY             0
   EACH           --------------------------------------------------------------
 REPORTING        7    Sole Dispositive Power
PERSON WITH
                       1,331,204
                  --------------------------------------------------------------
                  8    Shared Dispositive Power

                       0
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9     Aggregate Amount Beneficially Owned by Each Reporting Person

      1,386,186(1)
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10    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)
      [ ]
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11    Percent of Class Represented by Amount in Row (9)

      approx. 7.4%(1)(2)
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12    Type of Reporting Person (See Instructions)

      PN
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(1)  Including 54,982 shares held in escrow, over which shares the reporting person currently has no dispositive power.

(2) Or approx. 7.7% if FFC Partners I, L.P. and FFC Executive Partners I, L.P. are deemed to be a group.


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CUSIP No. 29264P104                SCHEDULE 13G                     Page 3 of 8
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1     Name of Reporting Person

      FFC Executive Partners I, L.P.
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      I.R.S. Identification Nos. of above persons (entities only)

      06-1477466
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2     Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)  [ ]
      (b)  [ ]
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3     SEC Use Only


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4     Citizenship or Place of Organization:

      Delaware
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                  5    Sole Voting Power

                       57,347(3)
  NUMBER OF       --------------------------------------------------------------
   SHARES         6    Shared Voting Power
BENEFICIALLY
  OWNED BY             0
   EACH           --------------------------------------------------------------
 REPORTING        7    Sole Dispositive Power
PERSON WITH
                       55,072
                  --------------------------------------------------------------
                  8    Shared Dispositive Power

                       0
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9     Aggregate Amount Beneficially Owned by Each Reporting Person

      57,347(3)
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10    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)
      [ ]
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11    Percent of Class Represented by Amount in Row (9)

      approx. 0.3%(3)(4)
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12    Type of Reporting Person (See Instructions)

      PN
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(3)  Including 2,275 shares held in escrow, over which shares the reporting person currently has no dispositive power.

(4) Or approx. 7.7% if FFC Partners I, L.P. and FFC Executive Partners I, L.P. are deemed to be a group.



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CUSIP No. 29264P104                SCHEDULE 13G                     Page 4 of 8
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1     Name of Reporting Person

      Ferrer Freeman & Company, LLC
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      I.R.S. Identification Nos. of above persons (entities only)

      06-1433502
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2     Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)  [ ]
      (b)  [ ]
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3     SEC Use Only


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4     Citizenship or Place of Organization:

      Connecticut
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                  5    Sole Voting Power

                       0
  NUMBER OF       --------------------------------------------------------------
   SHARES         6    Shared Voting Power
BENEFICIALLY
  OWNED BY             1,443,533(5)
   EACH           --------------------------------------------------------------
 REPORTING        7    Sole Dispositive Power
PERSON WITH
                       0
                  --------------------------------------------------------------
                  8    Shared Dispositive Power

                       1,386,276
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9     Aggregate Amount Beneficially Owned by Each Reporting Person

      1,443,533(5)
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10    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)
      [ ]
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11    Percent of Class Represented by Amount in Row (9)

      approx. 7.7%(5)
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12    Type of Reporting Person (See Instructions)

      OO
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(5)  Includes the escrowed shares referenced in Notes (1) and (3) above.

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CUSIP No. 29264P104                SCHEDULE 13G                     Page 5 of 8
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ITEM 1(a)     NAME OF ISSUER:

              Endocare, Inc.

ITEM 1(b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              7 Studebaker
              Irvine, California 92618

ITEM 2(a)     NAME OF PERSON FILING:

              This statement is filed by:

              (i) FFC Partners I, L.P. ("FFCP"), formerly known as FFT Partners I, L.P., with respect to shares of Common Stock (as defined in Item 2(d) below) owned directly by it;

              (ii) FFC Executive Partners I, L.P. ("FFCEP"), formerly known as FFT Executive Partners I, L.P., with respect to shares of Common Stock owned directly by it; and

              (iii) Ferrer Freeman & Company, LLC ("FFC"), formerly known as Ferrer Freeman Thompson & Co. LLC, with respect to shares of Common Stock owned directly by each of FFCP and FFCEP.

ITEM 2(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              The principal business office of each of FFCP, FFCEP and FFC is:
              The Mill
              10 Glenville Street
              Greenwich, CT 06831

ITEM 2(c)     CITIZENSHIP:

              Each of FFCP and FFCEP is organized under the laws of the State of Delaware. FFC is organized under the laws of the State of Connecticut.

ITEM 2(d)     TITLE OF CLASS OF SECURITIES:

              Common Stock, $0.001 par value per share, of Endocare, Inc. (the "Common Stock").

ITEM 2(e)     CUSIP NUMBER: 29264P104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

              (a) [ ] Broker or Dealer registered under section 15 of the Act

              (b) [ ] Bank as defined in section 3(a)(6) of the Act

              (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act


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CUSIP No. 29264P104                SCHEDULE 13G                     Page 6 of 8
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              (d) [ ] Investment Company registered under section 8 of the
                      Investment Company Act

              (e) [ ] An Investment Adviser in accordance with Rule
                      13d-1(b)(1)(ii)(E)

              (f) [ ] An Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F)

              (g) [ ] A Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

              (h) [ ] A Savings Association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act

              (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

              (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

ITEM 4.       OWNERSHIP.

              See Items 5-9 and Item 11, including the notes thereto, on the cover page for each filer, which are incorporated herein by reference.

              By virtue of being the general partner of each of FFCP and FFCEP, FFC may be deemed to be the beneficial owner of the shares of Common Stock owned by FFCP and by FFCEP and to have shared power over the voting and disposition of such shares.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Not Applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not Applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not Applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not Applicable.


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CUSIP No. 29264P104                SCHEDULE 13G                     Page 7 of 8
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ITEM 10.      CERTIFICATION.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]




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CUSIP No. 29264P104                SCHEDULE 13G                     Page 8 of 8
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                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: April 1, 2002                  FFC PARTNERS I, L.P.

                                      By: Ferrer Freeman & Company, LLC
                                          General Partner

                                      By: /s/ Carlos A. Ferrer
                                          --------------------------------------
                                          Carlos A. Ferrer
                                          Member

                                      FFC EXECUTIVE PARTNERS I, L.P.

                                      By: Ferrer Freeman & Company, LLC
                                          General Partner

                                      By: /s/ Carlos A. Ferrer
                                          --------------------------------------
                                          Carlos A. Ferrer
                                          Member

                                      FERRER FREEMAN & COMPANY, LLC

                                      By: /s/ Carlos A. Ferrer
                                          --------------------------------------
                                          Carlos A. Ferrer
                                          Member